Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

      This Settlement Agreement and Mutual Releases (“Agreement”) is made on this 28th day of June 2012 (the “Effective Date”) by and between CryoLife, Inc. (“CryoLife”), a Florida corporation, and Medafor, Inc. (“Medafor”), a Minnesota corporation (collectively the “Parties”).

RECITALS:

      WHEREAS, the Parties are involved in litigation pending in the United States District Court for the Northern District of Georgia, styled CryoLife, Inc. v. Medafor, Inc., Civil Action No. 1:09-cv-1150 (the “Litigation”);

      WHEREAS, the Parties desire to settle all claims between them, including all claims and counterclaims asserted or that might have been asserted in the Litigation except as expressly described herein, without admission of liability or fault by any of them, on the terms and conditions as hereinafter set forth, thereby avoiding the burdens, risks and expenses of further court litigation and/or administrative action;

      NOW, THEREFORE, in consideration of the mutual releases and other promises, obligations, agreements and covenants made hereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Settlement Payments to CryoLife

      Medafor shall pay to CryoLife the total amount of Three Million Five Hundred Thousand Dollars ($3,500,000) according to the following schedule:

(a)	$1,750,000 on or before Monday, July 9, 2012; and

(b)	$1,750,000 on or before Thursday, September 6, 2012.

The payments described above shall be delivered to CryoLife via wire transfer pursuant reasonable instructions to be provided by CryoLife.

2.	Mutual Releases

      a.        CryoLife, for itself, its officers, directors, successors and assigns, employees, and agents, does hereby release, remise, acquit, and forever discharge Medafor and its officers, directors, employees, agents, and attorneys, of and from any and all actions, causes of action, claims, suits, demands, rights, damages, losses, costs, expenses, fees, accounts, judgments, executions, debts, obligations, and any and all other liabilities of any kind or nature whatsoever either in law or in equity whether known or unknown, suspected or unsuspected that CryoLife, to the date of this Agreement, ever had or now has against Medafor.

      b.         Except as expressly provided below, Medafor, for itself, its officers, directors, successors and assigns, employees, and agents, does hereby release, remise, acquit and forever discharge CryoLife and its officers, directors, employees, agents, and attorneys of and from any and all actions, causes of action, claims, suits, demands, rights, damages, losses, costs, expenses, fees, accounts, judgments, executions, debts, obligations, and any and all other liabilities of any kind or nature whatsoever either in law or in equity whether known or unknown, suspected or unsuspected that Medafor, to the date of this Agreement, ever had or now has against CryoLife.

Notwithstanding the mutual releases described above, Medafor does not release and expressly reserves any and all claims relating to patent rights related to: (1) United States patent number 6,060,461; (2) all patents or patent applications claiming priority to the file date of United States patent number 6,060,461; and (3) all foreign counterparts, reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of United States patent number 6,060,461.

3.	Mutual Dismissal of Claims/Counterclaims

      Both Parties agree to have their attorneys execute and file with the appropriate court a mutual dismissal with prejudice of any and all claims and counterclaims asserted in this Litigation, in the form of the Mutual Dismissal with Prejudice attached hereto as Exhibit A. The Parties agree and acknowledge that the Court is to retain jurisdiction of this matter for the purpose of enforcing this binding settlement.

4.	Notice; Recipients of Payments

      All notices contemplated by this Agreement shall be sent to the following addressees:

      If to CryoLife, Inc.:

Jeff W. Burris, Esq.

Vice President and General Counsel

CryoLife, Inc.

1655 Roberts Blvd., N.W.

Kennesaw, Georgia 30144

and

Henry R. Chalmers, Esq.

Arnall Golden Gregory LLP

171 17th Street, N.W., Suite 2100

Atlanta, Georgia 30363

      If to Medafor, Inc.:

Mr. Gary J. Shope

Chief Executive Officer

Medafor, Inc.

2700 Freeway Boulevard

Suite 800

Minneapolis, Minnesota 55430

and

Lisa L. Heller, Esq.

Robins, Kaplan, Miller & Ciresi LLP

One Atlantic Center

1201 West Peachtree Street, Suite 2200

Atlanta, Georgia 30300

5.	Attorneys’ Fees and Costs.

      The Parties agree and acknowledge that each shall bear its own costs and expenses, including attorneys’ fees and filing fees, incurred in or as a result of the Litigation.

6.	Capacity to Execute.

      Each Party represents and warrants that it has the full right, power, capacity and authority to execute this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly executed by it so as to constitute its legal, valid, and binding obligation in accordance with its terms.

7.	No Assignment.

      The Parties represent and warrant that they hold all claims or causes of action that are covered by the mutual releases set forth above, including, but not limited to, any and all claims or causes of action that were asserted, or could have been asserted, in the Litigation, and that they have not sold, transferred or otherwise conveyed any of such claims or rights (including the power or authority to bring such claims in its name, as its representative, or otherwise) against the other Party to any other person or entity.

8.	Incorporation of the Parties’ Stipulated Protective Order.

      The Parties agree to negotiate a proposed amendment to the Stipulated Protective Order to address the retention and destruction of documents subject thereto.

9.	Entire Agreement.

      This Agreement constitutes the entire agreement of the Parties. This Agreement cannot be modified, supplemented, or amended unless agreed in advance, in writing, by all of the Parties.

10.	Construction.

      The Parties and their counsel participated in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the Parties intend that (a) this Agreement be construed as if they had drafted it together, and (b) no presumption or burden of proof arises favoring or disfavoring any party by virtue of its role in drafting any provision of this Agreement.

11.	Binding Effect.

      This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, affiliates, licensees and assigns.

12.	Waiver.

      Waiver by any Party of any breach or failure by another Party to enforce the terms and conditions of this Agreement, at any time, shall not in any way effect, limit, or waive the right of that Party thereafter to enforce or compel strict compliance with any term or condition thereof.

13.	Governing Law.

      This Agreement is made and entered into in the State of Georgia and shall, in all respects, be interpreted, enforced and governed under the laws of the State of Georgia.

14.	Representation by Legal Counsel.

      The undersigned represent and agree that they have discussed all aspects of this Agreement with their respective attorneys and that they have carefully read and fully understand all of the provisions of this Agreement and that it is entered into voluntarily for the purposes of making full and final compromise settlement of any and all claims, disputed or otherwise, on account of the matters set out hereinabove; that, in entering into this settlement and in executing this Agreement, they have taken into consideration all past, present and future losses, damages, expenses, and consequences; that, except as set forth in Paragraph 2.b above, this Agreement shall apply to all such losses, damages, expenses, and consequences; and that this settlement is made and this Agreement executed to terminate and forever foreclose said alleged claims made by the undersigned and their subrogees, successors, and assigns as a result of the matters set out herein.

15.	Further Assurances.

      The Parties agree to execute such other documents as may be reasonably necessary to carry out the intent and purpose of this Agreement.

16.	Headings.

      The headings that have been used to designate the various sections of this Agreement are solely for convenience in reading and for ease of reference and shall not be construed in any event or manner as interpretive of this Agreement.

17.	Counterparts.

      This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have caused this instrument to be duly executed and delivered as of the Effective Date.

Accepted and agreed by the Parties:

CryoLife, Inc.		Sworn to and subscribed before
me this 25th day of June , 2012.
/s/ Steven G. Anderson
By: Steven G. Anderson		/s/ Suzanne K Gabbert
Its: CEO, Chairman and President		Notary Public
Date:	6-25-12
My Commission Expires:

[ Notarial Seal ]

Medafor, Inc.		Sworn to and subscribed before
me this 28th day of June , 2012.
/s/ Gary J. Shope
By: Gary J. Shope		/s/ Colleen Mary Law
Its: CEO		Notary Public
Date:	June 28, 2012
My Commission Expires: 1/31/13

[ Notarial Seal ]

EXHIBIT A

UNITED STATES DISTRICT COURT FOR THE

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

CRYOLIFE, INC.,	)
)
Plaintiff,	)
	)	CIVIL ACTION NO.
v.	)
	)	1:09-CV-1150-AT
MEDAFOR, INC.,	)
)
Defendant.	)
)

STIPULATED DISMISSALS WITH PREJUDICE

COME NOW, Plaintiff CryoLife, Inc. (“CryoLife”) and Defendant Medafor, Inc. (“Medafor”), and, pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, hereby stipulate that the above cause be dismissed with prejudice with regard to all claims and counterclaims that have been raised between the parties to this lawsuit, and that each party will bear its own costs and attorneys’ fees. The Parties further agree that this Court will retain jurisdiction of this matter solely for the purpose of enforcing the terms of the Settlement Agreement.

This the      day of June, 2012.

Respectfully Submitted By:

ARNALL GOLDEN GREGORY LLP	ROBINS, KAPLAN, MILLER & CIRESI LLP